Exhibit 10.20

Amended and Restated Operating Agreement

This AMENDED AND RESTATED OPERATING AGREEMENT (the “Restatement”) is entered into as of January 1, 2004 (the “Restatement Effective Date”) by and between American Lawyer Media, Inc. (“ALM”), a Delaware corporation, and RealLegal, LLC (“RealLegal”), a Delaware limited liability company. For purposes of this Restatement, reference to ALM means not only to ALM but also to Law.com, Inc. (“Law.com”) and subsidiaries.

Recitals

WHEREAS, ALM and RealLegal entered into an Operating Agreement (the “Agreement”) as of May 1, 2002, relative to certain transitional and continuing rights, duties and obligations between ALM and RealLegal in order to facilitate their mutual businesses.

WHEREAS, ALM acquired certain assets and liabilities constituting the MA3000 business from RealLegal, LLC on January 1, 2004 (the “MA3000 Acquisition”).

WHEREAS, ALM and RealLegal desire to amend and restate the Agreement to reflect the MA3000 Acquisition.

Terms and Conditions

The parties therefore agree as follows:

1. Restatement

This Restatement shall replace the Agreement in its entirety. Accordingly, the parties hereby agree to amend and restate the Agreement as follows.

2. Distribution Rights

From and after the Restatement Effective Date for a period of one (1) year (“Distribution Term”), RealLegal shall be a “preferred distributor of content integrated applications offerings,” using those words or substantially similar words. This distribution arrangement shall not be exclusive and either ALM or RealLegal may seek other distribution relationships with third parties. The price and other terms of the ALM content offerings (when integrated and bundled with RealLegal’s products or services) will be mutually agreed on by a case by case basis.

3. Marketing Rights

     3.1 Marketing and Advertising Commitment

From and after the Restatement Effective Date for a period of one (1) year (“Marketing Term”), RealLegal shall spend $1,000,000 (“Advertising Commitment”) with ALM. The Advertising Commitment may be used for advertising in any ALM print publications, on the Law.com website, and for ALM tradeshows. The Advertising Commitment shall be paid by RealLegal in equity on a quarterly basis in arrears based on the valuation of RealLegal’s equity as of the Restatement Effective Date and on ALM’s preferred pricing (i.e., the pricing made available to West).

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     3.2 Navigation and Partner Links

From and after the Restatement Effective Date for one (1) year, ALM shall provide (i) navigation from the Law.com website to RealLegal’s website and RealLegal’s products and services (a) in a manner substantially the same as presently provided on the Law.com website and (b) through new links, where possible, from pages of Law.com’s website to RealLegal’s website, and (ii) a “preferred” partner section on Law.com’s website.

4. Court Reporter Directory

ALM agrees to provide links on ALM’s online court reporter directory to RealLegal’s website in a manner to be discussed between the parties.

5. Seminars Technology

ALM grants to RealLegal a perpetual, non-exclusive, fully paid up license and sublicense (as set forth in the penultimate sentence of this Section 5) to use the continuing legal education and seminars technology developed by Law.com in connection with Intel Corporation, including all of the technology, including software (source and object) used in connection with providing the continuing legal education and seminars offering online by ALM as of the date hereof (collectively “Seminars Technology”). RealLegal may install and use the Seminars Technology only for internal training purposes of RealLegal personnel or third party contractors or for external training purposes of RealLegal’s customers. RealLegal may provide continuing legal education credit to such users for such training.

6. Deliverables and Operations

RealLegal may in its discretion copy the Seminars Technology, including source and object code and any related documentation for archival purposes. RealLegal shall arrange for the purchase, lease, installation, testing and maintenance of adequate hardware for its use of the Seminars Technology at its sole cost. RealLegal shall be solely responsible for hardware maintenance, including periodic inspections, adjustments, and repair thereof.

7. Documents and Records

Each of the parties will reasonably preserve and make available to the other during regular business hours such historical Law.com documents and records as necessary for their respective continuing operations, including tax or other government filings.

8. License to Law.com Registered User Database Technology

ALM grants to RealLegal a perpetual, non-exclusive, fully paid up license to use the registered user database developed by Law.com, including the computer programs and user documentation, including, without limitation, all of the technology, including software (source and object) and documentation, used in connection with registered user database (“Database Technology”). The Database Technology does not include the content contained within the registered user database. ALM shall retain all copyright, trade secret, patent, trademark and other proprietary rights in and to the Database Technology; provided, however, RealLegal shall own all copyright, trade secret, patent, trademark and other proprietary rights in and to any modifications or derivatives of the Database Technology made or implemented by RealLegal.

9. Confidentiality.

     9.1 Confidential Information

“Confidential Information” shall mean any confidential or proprietary information, data, know-how, trade secrets, or materials in which either party has rights, disclosed under this Restatement, which is designated as “confidential” or which either party would reasonably expect or consider

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to be confidential or proprietary information, including but not limited to software or software development, services, finances, customers and potential customers, customer lists, suppliers, pricing and rates, costs, marketing, technologies, specifications, or personnel.

     9.2 Mutual Duty of Confidentiality and Non-Disclosure

During or subsequent to the Term of this Restatement and in perpetuity, the parties: (a) shall treat as strictly confidential all Confidential Information; (b) shall not disclose, disseminate, distribute, or transfer such Confidential Information to any third party without the express written consent of the other; (c) shall not use such Confidential Information except solely for the purpose of its performance under this Restatement; and (d) shall protect the Confidential Information by using at least the same degree of care as Company uses to protect its own confidential information of similar nature to prevent any unauthorized access, use, dissemination, or publication of such Confidential Information, but in no event less than reasonable care. The parties further agree to disclose Confidential Information only to their employees and consultants with a need to know such Confidential Information to perform their work responsibilities in furtherance of this Restatement and they agree to require such employees and consultants to execute nondisclosure agreements containing protections substantially similar to those in this Restatement. Each party shall promptly notify the other party in writing of any unauthorized access, use, dissemination, or publication of such Confidential Information.

     9.3 Exclusion

Confidential Information of the disclosing party does not include information which: (a) is known to the receiving party without any confidentiality restriction at the time of disclosure; (b) is publicly known or becomes publicly known and made generally available through no wrongful act of such receiving party; (c) has been rightfully received by the receiving party, without any confidentiality restriction, from a third party who is authorized to make such disclosure and not otherwise in violation of this Restatement; (d) is disclosed generally to third parties by the disclosing party without any confidentiality restriction; or (e) was independently developed by the receiving party without any use of the Confidential Information and by receiving party’s employees or consultants who did not have access to the Confidential Information.

     9.4 Limited Disclosure

Upon prior written notice to the other, either party may disclose Confidential Information: (a) required by law or regulation to be disclosed, but then only to the extent and solely for the purpose of such required disclosure, or (b) required by order of a court or other governmental body, but then only to the extent and solely for the purpose of such required disclosure. Each party agrees to assist the other, at their own expense, in all proper ways to limit or prevent the disclosure of such Confidential Information.

     9.5 Return

The parties will return or destroy all Confidential Information (including copies) received from the other within its possession, custody, or control promptly upon termination or expiration of this Restatement or upon an earlier written request. Within two (2) days after such return or destruction the recipient shall certify in writing that such return or destruction has been accomplished.

     9.6 Restatement Confidential

The parties have the right to disclose the existence of this Restatement but agree that the material terms and conditions of this Restatement shall be deemed each of ALM’s and RealLegal’s Confidential Information; provided, however, that RealLegal acknowledges that ALM will be

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required to file this Restatement with the Securities and Exchange Commission (“SEC”) as a reporting company and that ALM shall use reasonable commercial efforts to secure confidential treatment of this Restatement from the SEC.

10. Term

This Restatement will become effective on the Restatement Effective Date and remain in effect for a period of one (1) year from the Restatement Effective Date unless extended for additional one-year period(s) by mutual written agreement of the parties.

11. General Provisions

Neither party may assign this Restatement or any right or obligation hereunder without the other party’s prior written consent. This Restatement with its exhibits is the complete and exclusive agreement of the parties and supersedes all other communications, oral or written, between the parties relating to the Agreement’s subject matter. Any change to this Restatement shall not be valid unless it is in writing and signed by both parties. Any notice or demand that either party may or must give to the other hereunder shall be in writing and delivered personally or sent by registered mail, addressed as follows:

if to ALM:	William Pollak, President and CEO
American Lawyer Media, Inc.
345 Park Avenue South
New York, NY 10010

with a copy to:	General Counsel
American Lawyer Media, Inc.
345 Park Avenue South
New York, NY 10010

if to RealLegal:	William Feid, President and CEO
RealLegal, LLC
3025 S. Parker Road – 12th Floor
Aurora, Colorado 80014

Either party may, by notice in writing, direct that future notices or demands be sent to a different address.

     IN WITNESS WHEREOF, the parties hereto have caused this Restatement to be executed by their duly authorized officers or representatives as of the Restatement Effective Date.

AMERICAN LAWYER MEDIA, INC.		REALLEGAL, LLC

By:	/s/ Allison Hoffman	By:	/s/ William J. Feid

Name: Allison Hoffman		Name: William J. Feid
Title: Vice President		Title: President and CEO

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